Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 7, 2022, by and among Mega Matrix Corp., a Delaware corporation (“MTMT”), and MarsProtocol Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of MTMT (“MTMT Cayman”).

RECITALS

1. The Boards of Directors of each of MTMT and MTMT Cayman have unanimously determined that it is advisable and in the best interests of their respective shareholders or stockholders to reorganize so that MTMT will merge with and into MTMT Cayman (the “Merger”), with MTMT Cayman surviving and keeping its name ,MarsProtocol Inc., an exempted company incorporated under the laws of the Cayman Islands;

2. The respective Boards of Directors of MTMT and MTMT Cayman have each unanimously approved the Merger, this Agreement, the Plan of Merger (as defined below) and, to the extent applicable, the other transactions described herein, pursuant to which MTMT Cayman will be the surviving company of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and whereby each issued and outstanding share of common stock, par value $0.001 per share, of MTMT (“MTMT Common Stock”), shall be converted into the right to receive one ordinary share, par value US$0.001 per share, of MTMT Cayman (a “MTMT Cayman Ordinary Share”);

3. The Merger requires, among other things, the approval of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of MTMT Common Stock; and

4. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporate Law (the “DGCL”) and the Companies Act of the Cayman Islands (As Revised) (the “Act”), at the Effective Time (as defined in Section 1.02), MTMT shall be merged with and into MTMT Cayman in accordance with this Agreement and the Plan of Merger, and the separate corporate existence of MTMT shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the DGCL and the Act, (i) MTMT Cayman shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), (ii) the corporate identity, existence, powers, rights and immunities of MTMT Cayman as the Surviving Company shall continue unimpaired by the Merger, and (iii) MTMT Cayman shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all mortgages, charges or security interests and all contracts, debts, liabilities, claims, obligations, restrictions and duties of MTMT, all without further act or deed.

Section 1.02. Name Change and Symbol Change. In connection with the Merger, the Surviving Company will keep its name, MarsProtocol Inc., and the MTMT and MTMT Cayman will use its best efforts to changes its ticker symbol to “MPD”, or such other trading symbol as approved by the Board of Directors of MTMT Cayman.

Section 1.03. Filing Plan of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.01, MTMT Cayman and MTMT shall cause a plan of merger (the “Plan of Merger”) in the form set out in Annex A to be properly executed and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in accordance with the Act and otherwise make all other filings, submissions or recordings as required by the DGCL and the Act. The Merger shall become effective upon the date on which the Plan of Merger is registered by the Cayman Registrar (or on such later date as may be specified in the Plan of Merger) in accordance with the Act (the “Effective Time”).

ARTICLE II
Memorandum and Articles of Association,
Directors and Officers of Surviving Company, and Certain Representations

Section 2.01. Name of Surviving Company. The name of the Surviving Company shall be “MarsProtocol Inc.”

Section 2.02. Memorandum and Articles of Association of Surviving Company. At the Effective Time, in accordance with the terms of the Plan of Merger, the Surviving Company will adopt the memorandum and articles of association in the form set out in Annex B, as the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association.

Section 2.03. Directors of Surviving Company. From and after the Effective Time, the directors of MTMT Cayman immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.04. Officers of Surviving Company. From and after the Effective Time, the officers of MTMT Cayman immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.05. Directors and Officers of MTMT Cayman. Immediately prior to the Effective Time, MTMT, in its capacity as the sole shareholder of MTMT Cayman, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of MTMT immediately prior to the Effective Time to be elected or appointed as the directors and officers of MTMT Cayman (to the extent the officers and directors of MTMT Cayman and MTMT are not already identical), each such person to have the same office(s) with MTMT Cayman (and the same class designations and committee memberships in the case of directors) as he or she held with MTMT, with the directors to serve until the earlier of the next meeting of the MTMT Cayman shareholders at which an election of directors is required for the class to which they have been elected or until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.06. Representation of MTMT. MTMT hereby represents and warrants that it is the owner of all of the outstanding share capital of MTMT Cayman, free and clear of any adverse claims.

ARTICLE III
Conversion, Issuance and Repurchase of Shares

Section 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either MTMT or MTMT Cayman:

(a) Conversion of MTMT Share; Issuance of MTMT Cayman Ordinary Share. Each issued and outstanding share of MTMT Common Stock shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable MTMT Cayman Ordinary Share, and MTMT Cayman shall issue to each holder of such right that number of MTMT Cayman Ordinary Shares, credited as fully paid, to which each such holder is entitled.

(b) Cancellation of MTMT Capital Stock. The certificates for MTMT Common Stock exchanged for MTMT Cayman Ordinary Shares will be cancelled.

(c) Cancellation of MTMT Cayman Ordinary Share. The one MTMT Cayman Ordinary Share that was held by MTMT prior to the Merger shall be cancelled, and no consideration shall be paid or payable to the holder of such MTMT Cayman Ordinary Share.

(d) Stock-Based Compensation Plans. MTMT shall assign, and MTMT Cayman shall assume, MTMT’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of MTMT and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by MTMT, as the sole shareholder of MTMT Cayman, shall be deemed, as of the Effective Time, to constitute approval of the members of MTMT Cayman for purposes of Section 422(b) of the Code.

(e) Convertible Securities. MTMT shall assign, and MTMT Cayman shall assume, MTMT’s rights and obligations under its securities, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into MTMT Common Stock.

Section 3.02. Exchange of MTMT Cayman Shares.

(a) Uncertificated Shares. At the Effective Time, each outstanding share of MTMT Common Stock held in uncertificated, book entry form will be exchanged for one MTMT Cayman Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form in MTMT's register of members by MTMT Cayman’s transfer agent.

(b) Certificated Shares. At the Effective Time, each outstanding share of MTMT Common Stock held in certificated form will be converted into the right to receive one MTMT Cayman Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of MTMT. Following the consummation of the Merger, MTMT’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s MTMT Common Stock certificates in exchange for share certificates representing MTMT Cayman Ordinary Shares.

(c) Shareholder Rights at Effective Time. At the Effective Time, holders of MTMT Common Stock will cease to be, and will have no rights as, stockholders of MTMT, other than the right to receive any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by MTMT on such shares of MTMT Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of MTMT Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in MTMT Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon MTMT Cayman Ordinary Shares registered in their respective names in the register of members.

Section 3.03. Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of MTMT Common Stock under the Delaware General Corporate Law or under the Act in connection with the Merger.

ARTICLE IV
Employee Benefit and Compensation Plans and Agreements; Other Contracts

Section 4.01. Assumption of Equity Plans. At the Effective Time, MTMT shall assign, and MTMT Cayman shall assume, the rights and obligations of MTMT under each Stock Plan. To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, MTMT Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, MTMT Cayman Ordinary Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of MTMT Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of MTMT Cayman Ordinary Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.02. Assumption of Benefit Plans. At the Effective Time, the obligations of MTMT under or with respect to every plan, trust, program and benefit then in effect or administered by MTMT for the benefit of the directors, officers and employees of MTMT or any of its subsidiaries (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of MTMT Cayman and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, MTMT Cayman hereby expressly adopts and assumes all obligations of MTMT under the Assumed Plans.

Section 4.03. Assumption of Contracts. At the Effective Time, the obligations of MTMT under or with respect to contracts or agreements (collectively, the “Assumed Contracts”) shall become the lawful obligations of MTMT Cayman and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, MTMT Cayman hereby expressly adopts and assumes all obligations of MTMT under the Assumed Contracts.

Section 4.04. Other Actions. Such amendments or other actions that are deemed necessary or appropriate by MTMT and MTMT Cayman to effect the Merger, including to facilitate the assumption by MTMT Cayman of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that MTMT and MTMT Cayman shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other change in control arrangements between the MTMT and its executive officers and key employees.

ARTICLE V
Conditions Precedent

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of MTMT Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of MTMT.

(b) No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c) Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by MTMT Cayman in connection with the offer and issuance of the MTMT Cayman Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d) NYSE American Listing. The MTMT Cayman Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NYSE American, subject to official notice of issuance and satisfaction of other standard conditions.

(e) Consents and Authorizations. Other than the filing of the Plan of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of MTMT, MTMT Cayman, or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(f) Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

(g) Opinion. MTMT shall have received an opinion of Lewis Brisbois Bisgaard & Smith LLP in form and substance reasonably satisfactory to MTMT, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to use commercially reasonable efforts to make such representations as are requested by such counsel for the purpose of rendering such opinion.

ARTICLE VI
Termination, Amendment and Waiver

Section 6.01. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of MTMT, by action of the Board of Directors of MTMT.

Section 6.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MTMT or MTMT Cayman.

Section 6.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of MTMT of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.04. Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
Covenants

Section 7.01. Rule 16b-3 Approval. MTMT and MTMT Cayman shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.01 and any other dispositions of MTMT equity securities (including derivative securities) or acquisitions of MTMT Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of MTMT, or (ii) at the Effective Time, is or will become a director or officer of MTMT Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.02. MTMT Cayman Vote. Prior to or concurrent with seeking the approval and adoption of this Agreement by the stockholders owning a majority of the outstanding shares of MTMT Common Stock, MTMT in its capacity as the sole shareholder of MTMT Cayman shall pass shareholder resolutions of MTMT Cayman which approve and adopt this Agreement and which approve and authorize the Merger and the Plan of Merger.

Section 7.03. Further Assurances. MTMT Cayman shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII
General Provisions

Section 8.01. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.02. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.03. Governing Law. To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.04. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.05. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.06. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, MTMT and MTMT Cayman have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Mega Matrix Corp., a Delaware corporation			MarsProtocol Inc., a Cayman Islands company

By:	/s/ Yucheng Hu		By:	/s/ Yucheng Hu
	Name:	Yucheng Hu		Name:	Yucheng Hu
	Title:	Chief Executive Officer		Title:	President

Annex A

Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on December 7, 2022 between MarsProtocol Inc., a Cayman Islands exempted company (the “Surviving Company”), and Mega Matrix Corp., a Delaware corporation (the “Merging Company”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (2021 Revision) (the “Act”).

Whereas the Merging Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Act.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated December 7, 2022 and made between the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1. The constituent companies (as defined in the Act) to this Merger are the Surviving Company and the Merging Company.

2. The surviving company (as defined in the Act) is the Surviving Company.

3. The registered office of the Surviving Company is situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, and the registered office of the Merging Company is 3000 El Camino Real, Bldg 4, Ste 200, Palo Alto, California 94306.

4. Immediately prior to the Effective Date (as defined below), the authorized share capital of the Surviving Company will be US$110,000 divided into 100,000,000 ordinary shares of US$0.001 each and 10,000,000 preferred shares of US$0.001 each, and the Surviving Company will have one ordinary share in issue.

5. Immediately prior to the Effective Date (as defined below), the number of the authorized capital stock of the Merging Company will be 40,000,000 shares of common stock with a par value of US$0.001 each, and 2,000,000 shares of preferred stock with a par value of US$0.001 each, and the Merging Company will have 26,484,055 shares of common stock and no shares of preferred stock in issue.

6. On the Effective Date (as defined below), the authorized share capital of the Surviving Company will be US$110,000 divided into 100,000,000 ordinary shares of US$0.001 each and 10,000,000 preferred shares of US$0.001 each.

7. The date on which it is intended that the Merger is to take effect is December 7, 2022 (the “Effective Date”).

8. Upon the Effective Date, the name of the Surviving Company will be “MarsProtocol Inc.”

9. The terms and conditions of the Merger are such that, on the Effective Date:

9.1 each share of common stock issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one ordinary share in the Surviving Company (which shall be issued by the Surviving Company credited as fully paid) and each ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be cancelled, and no consideration shall be paid or payable to the holder of such share;

10. The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

11. The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

12. There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13. The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14. The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15. The names of each director of the surviving company (as defined in the Act) are:

15.1 Yucheng Hu

15.2 Yunheng (Brad) Zhang

15.3 Siyuan Zhu

15.4 Jianan Jiang

15.5 Qin Yao

Unless otherwise indicated, the address for each of the director listed above is c/o Mega Matrix Corp., the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman address.

16. This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to Section 233(3) of the Act.

17. This Plan of Merger has been authorized by the sole shareholder of the Surviving Company pursuant to Section 233(6) of the Act.

18. All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to the Delaware General Corporate Law.

19. At any time prior to the Effective Date, this Plan of Merger may be:

19.1 terminated by the board of directors of either the Surviving Company or the Merging Company;

19.2 amended by the board of directors of both the Surviving Company and the Merging Company to:

(a) change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b) effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

20. This Plan of Merger may be executed in counterparts.

21 This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[remainder of page intentionally left blank; signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)	Yucheng Hu

Duly authorized for	)

and on behalf of	)	Chief Executive Officer

Mega Matrix Corp., a Delaware corporation	)

SIGNED by	)	Yucheng Hu
Duly authorized for	)

and on behalf of	)	President

MarsProtocol Inc., a Cayman Islands exempted company	)

Annexure 1

Merger Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association

Annex B

Form of Amended and Restated Memorandum and Articles of Association

of

MarsProtocol Inc.